Exhibit 99.1

Media Contacts	Investor Contact
Anita Liskey, 312.735.8012	John Peschier, 312.930.8491
Laurie Bischel, 312.292.1937	CME-G
news@cmegroup.com
www.cmegroup.mediaroom.com

FOR IMMEDIATE RELEASE

CME Group Announces Senior Leadership Changes

CHICAGO, February 17, 2022 – CME Group, the world’s leading derivatives marketplace, today announced changes to its management team structure to position the company for long-term success.

“CME Group has a proven history of evolving our business to meet changing market demands and opportunities,” said Chairman and Chief Executive Officer Terry Duffy. “This is an exciting and dynamic time for financial markets. We are fortunate to have built a strong leadership team, each person with a track record of working successfully across our company. As we continue to transform our business, we are restructuring our management team to further sharpen our focus and enhance our ability to achieve our strategic priorities for our clients, shareholders and employees.”

The new management team structure is detailed below, with all positions reporting to Duffy unless otherwise noted:

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Sunil Cutinho, who previously led CME Clearing and served in a variety of technology roles since joining the company in 2002, has been appointed Chief Information Officer. Overseeing the company’s enterprise technology, Cutinho will replace Kevin Kometer who is retiring at mid-year.

•	Julie Holzrichter, Chief Operating Officer, will assume an expanded role to oversee both global operations and CME Clearing. Holzrichter was appointed COO in 2014.

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Suzanne Sprague has been promoted to the management team as Senior Managing Director, Global Head of Clearing & Post-Trade Services, reporting to Holzrichter. Sprague has served as Managing Director, Credit, Collateral and Liquidity Risk and Banking for CME Clearing since 2015.

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Sean Tully will continue to lead the company’s interest rates business, its largest asset class by revenue, as Senior Managing Director, Global Head of Rates & OTC Products. He is responsible for helping global clients navigate the ongoing market transition from LIBOR to SOFR-based products. He also will continue to oversee CME Group’s cash and OTC businesses.

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Tim McCourt has been promoted to the management team as Senior Managing Director, Global Head of Equity and FX Products and will be responsible for overseeing equity, foreign exchange, cryptocurrency and alternative investment products. He has led the company’s equity and alternative investment business since joining the company in 2013.

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CFO John Pietrowicz has announced his plans to retire in 2023. Lynne Fitzpatrick has been promoted to the management team as Deputy Chief Financial Officer and will succeed Pietrowicz upon his retirement. Fitzpatrick will work closely with Pietrowicz to ensure a smooth transition over the next year. She has served as Managing Director, Treasurer & Head of Corporate Development since 2017.

“On behalf of everyone at CME Group, I want to thank Kevin for all he has done to help our company advance, not only through technology, but through countless other contributions over his nearly 30-year career,” said Duffy. “I also want to thank John for his leadership over the last 20 years, as he has been a part of so many milestones for our company. I look forward to continuing to work with John to deliver value to CME Group’s clients and shareholders. Also, I am excited that John will be a big part of transitioning and continuing to mentor Lynne in her new role. Looking ahead, I am pleased with this new structure and the leaders we now have in place to move our company forward.”

General Counsel & Corporate Secretary Kathleen Cronin, Chief Commercial Officer Julie Winkler, Chief Transformation Officer Ken Vroman, Chief Human Resources Officer Hilda Harris Piell, as well as Global Head of Commodities, Options and International Markets, Derek Sammann, will continue to serve on the management team, reporting to Duffy in their current roles.

About CME Group

As the world’s leading derivatives marketplace, CME Group (www.cmegroup.com) enables clients to trade futures, options, cash and OTC markets, optimize portfolios, and analyze data – empowering market participants worldwide to efficiently manage risk and capture opportunities. CME Group exchanges offer the widest range of global benchmark products across all major asset classes based on interest rates, equity indexes, foreign exchange, energy, agricultural products and metals. The company offers futures and options on futures trading through the CME Globex® platform, fixed income trading via BrokerTec and foreign exchange trading on the EBS platform. In addition, it operates one of the world’s leading central counterparty clearing providers, CME Clearing.

CME Group, the Globe logo, CME, Chicago Mercantile Exchange, Globex, and, E-mini are trademarks of Chicago Mercantile Exchange Inc. CBOT and Chicago Board of Trade are trademarks of Board of Trade of the City of Chicago, Inc. NYMEX, New York Mercantile Exchange and ClearPort are trademarks of New York Mercantile Exchange, Inc. COMEX is a trademark of Commodity Exchange, Inc. BrokerTec and EBS are trademarks of BrokerTec Europe LTD and EBS Group LTD, respectively. Dow Jones, Dow Jones Industrial Average, S&P 500 and S&P are service and/or trademarks of Dow Jones Trademark Holdings LLC, Standard & Poor’s Financial Services LLC and S&P/Dow Jones Indices LLC, as the case may be, and have been licensed for use by Chicago Mercantile Exchange Inc. All other trademarks are the property of their respective owners.

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